Exhibit 99.1

Q2 2021 Financial Results: Alcoa Corporation Sets Record for Highest Quarterly Net Income and Earnings Per Share

  PITTSBURGH--(BUSINESS WIRE)--July 15, 2021--Alcoa Corporation (NYSE: AA) today reported its highest ever quarterly net income and earnings per share, capturing the benefits of strong aluminum pricing with improved customer demand, stable operational performance, and additional cash generation through strategic actions.

Second Quarter Highlights

  Highest profitability since Alcoa Corporation’s 2016 inception with record quarterly net income of $309 million and earnings per share of $1.63
  Adjusted EBITDA excluding special items increased 19 percent sequentially to $618 million
  Strong aluminum pricing with more than a 60 percent year-over-year increase in realized pricing
  Used cash to significantly strengthen the balance sheet, including actions that reduced debt and improved global pension plan funding status to more than 90 percent
  Total debt was $2.3 billion and net debt was $642 million as of June 30, 2021; proportional adjusted net debt improved $1.3 billion from year end 2020, ending the quarter at $2.1 billion and meeting the Company's target range of $2.0 billion to $2.5 billion
  Sold former Eastalco site in Maryland for $100 million
  Finished the quarter with a cash balance of $1.65 billion

Financial Results

M, except per share amounts	2Q21	1Q21	2Q20
Revenue	$2,833	$2,870	$2,148
Net income (loss) attributable to Alcoa Corporation	$309	$175	$(197)
Earnings (loss) per share attributable to Alcoa Corporation	$1.63	$0.93	$(1.06)
Adjusted net income (loss)	$281	$150	$(4)
Adjusted earnings (loss) per share	$1.49	$0.79	$(0.02)
Adjusted EBITDA excluding special items	$618	$521	$185

“Alcoa had an excellent second quarter and first half of the year, the strongest since our launch as an independent company in 2016,” said Alcoa President and Chief Executive Officer Roy Harvey. “This record-setting performance reflects how our strategies are working to deliver results.

“Across our Company, we have been working relentlessly to ensure that Alcoa is successful through all market cycles, and this steadfast resilience and consistent performance has allowed us to capture the benefits from strong aluminum pricing and improved customer demand,” Harvey said. “Today, we have a strengthened balance sheet with lower debt and additional cash to continue to pursue our strategic priorities.”

Second Quarter 2021 Results

  Shipments: In Alumina, third-party shipments remained strong on continued high production rates. In Aluminum, total third-party shipments were consistent with the prior quarter after excluding the impact of the Warrick rolling mill, which was sold on March 31, 2021, and the first quarter sales of accumulated inventory at the San Ciprián smelter from a prior strike, now suspended. Shipment volume for value-add aluminum products, which includes specific shapes and alloys such as billet, slab, foundry, and rod, increased 2 percent sequentially, posting four consecutive quarters of volume improvement for a cumulative 40 percent year-over-year increase.

  Production: Each of the Company’s three segments maintained stable, daily average production with the Alumina segment performing at near-record levels.

  Revenue: Higher aluminum prices, and improvements in value-added product sales, drove a 7 percent sequential increase after excluding the impact of the Warrick rolling mill sale, partially offset by lower alumina prices.

  Net income attributable to Alcoa Corporation: Alcoa reported net income of $309 million, or $1.63 per share, a sequential improvement of $134 million from net income of $175 million, or $0.93 per share, in the first quarter of 2021. The improved results are primarily due to higher aluminum prices and the recognition of a gain on the sale of the former Eastalco site; partially offset by lower alumina prices, higher restructuring costs, and higher production costs.

  Adjusted net income: Excluding the benefit from net special items of $28 million, adjusted net income was $281 million, or $1.49 per share, an 87 percent increase from the prior quarter’s adjusted net income of $150 million, or $0.79 per share. Notable special items include gains from non-core asset sales of $96 million, primarily the sale of the former Eastalco site, offset by $39 million in pension lump sum settlement charges and $32 million in debt redemption expenses.

  Adjusted EBITDA excluding special items: Adjusted EBITDA excluding special items was $618 million, a 19 percent sequential increase primarily attributed to higher aluminum prices.

  Cash: Alcoa ended the quarter with cash on hand of $1.65 billion. Cash activity included $750 million early redemption of the 6.75 percent senior notes, contribution of $500 million to the U.S. pension plans and net proceeds of $94 million from the sale of the former Eastalco site in Maryland.

  Cash used for operations was $86 million, including the $500 million pension contribution. Cash used for financing activities was $849 million, primarily related to the early debt redemption. Cash provided from investing activities was $34 million, primarily related to the sale of the former Eastalco site, offset by capital expenditures. Free cash flow was negative $165 million.

  Debt and pension actions: Total debt as of June 30, 2021 was $2.3 billion, an improvement from total debt of $3 billion in the first quarter of 2021 with the redemption of $750 million of 6.75 percent senior notes in April 2021. The redemption, combined with the $500 million contribution to U.S. pension plans, moves the Company’s proportional adjusted net debt to $2.1 billion, within the target range of $2.0 billion to $2.5 billion. The Company ended the quarter with $642 million in net debt.

  Working capital: The Company reported 26 days working capital, one day higher than the first quarter of 2021. On a year-over-year quarter basis, excluding the working capital of the Warrick rolling mill in the comparative period, days working capital increased five days.

Non-Core Asset Sales

In June 2021, Alcoa completed the sale of the former Eastalco site, including approximately 2,100 acres, for total consideration of $100 million. The former smelter permanently closed in 2010, and Alcoa successfully prepared the site to create value. Alcoa received $94 million in net cash proceeds and recorded a gain of $90 million. Additionally, Alcoa sold other non-core assets in the second quarter of 2021 for total proceeds of $20 million.

Advance Sustainably

Alcoa is continuing to recognize year-over-year improvement in customer demand for its SustanaTM line of products, which is the most comprehensive in the industry.

In July, Alcoa announced a new sale of its low-carbon primary aluminum product, EcoLumTM, to WKW Extrusion’s Erbslöh Aluminium, which produces extruded and surface-finished aluminum for a variety of applications. The latest sale complements other supply agreements from the Sustana family, including the first commercial shipments in June of EcoSourceTM, the world’s first and only low-carbon smelter grade alumina product.

The Company also continues to improve its climate strategy and environmental performance to achieve its long-term greenhouse gas reduction targets and sustainability goals.

In May, Alcoa announced a development project to explore use of Mechanical Vapor Recompression (MVR) in refining, which has the potential to further reduce carbon emissions. The Australian Renewable Energy Agency (ARENA) granted to Alcoa of Australia $8.8 million (A$11.3 million) to test the technology.

In June, the Company’s ELYSISTM joint venture announced the start of construction on commercial-sized prototype inert anode cells in Saguenay-Lac-Saint-Jean, Quebec. ELYSIS aims to revolutionize the traditional process to make primary aluminum, eliminating all direct greenhouse gases and instead producing pure oxygen.

In August, Alcoa will begin work on a new bauxite residue filtration facility at its Poços de Caldas (Brazil) refinery, reducing water usage and requiring less land to store residue. Alcoa first adopted the technology in Western Australia. The project is estimated to cost approximately $60 million, with approximately half to be spent in 2021, which is included the Company’s consolidated capital expenditure outlook for 2021. Construction is expected to be complete in the second quarter of 2022, with commissioning by the end of that year.

2021 Outlook

Alcoa continues to expect a strong 2021 based on the continued economic recovery and increased demand for aluminum in all end markets. The Company’s Aluminum segment is forecasting double digit growth on year-over-year sales of value-add products.

The Company’s 2021 shipment outlook for all segments is expected to improve: Bauxite by 0.1 million dry metric tons to between 50.0 and 51.0 million dry metric tons; Alumina by 0.1 million metric tons to between 14.1 to 14.2 million metric tons; and Aluminum by 0.2 million metric tons to between 2.9 and 3.0 million metric tons.

In the third quarter of 2021, Alcoa anticipates another strong quarter based on continuing forecasts for economic recovery and solid global demand across key end-use sectors. The Company also anticipates continuing inflationary pressure on raw materials and energy.

Based on current alumina and aluminum market conditions, the Company expects third quarter tax expense to exceed $100 million, which may vary with market conditions and jurisdictional profitability.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The Company continues to take appropriate measures to protect its employees and business from the risks of the pandemic by following all appropriate health-based protocols. Uncertainty around the pandemic’s impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Thursday, July 15, 2021, to present second quarter 2021 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on July 15, 2021. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance; statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows and judgments and assumptions used in our estimates; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy or raw material costs or uncertainty of energy supply or raw materials; (g) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, sustainability targets, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or work stoppages; (l) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; (n) risks associated with long-term debt obligations; and (o) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Sales	$2,833	$2,870	$2,148

Cost of goods sold (exclusive of expenses below)	2,156	2,292	1,932
Selling, general administrative, and other expenses	54	52	44
Research and development expenses	6	7	5
Provision for depreciation, depletion, and amortization	161	182	152
Restructuring and other charges, net	33	7	37
Interest expense	67	42	32
Other (income) expenses, net	(105)	(24)	51
Total costs and expenses	2,372	2,558	2,253

Income (loss) before income taxes	461	312	(105)
Provision for income taxes	111	93	45

Net income (loss)	350	219	(150)

Less: Net income attributable to noncontrolling interest	41	44	47

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$309	$175	$(197)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$1.66	$0.94	$(1.06)
Average number of shares	186,705,311	186,226,070	185,917,932

Diluted:
Net income (loss)	$1.63	$0.93	$(1.06)
Average number of shares	190,195,453	188,820,184	185,917,932

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Six months ended
	June 30, 2021	June 30, 2020
Sales	$5,703	$4,529

Cost of goods sold (exclusive of expenses below)	4,448	3,957
Selling, general administrative, and other expenses	106	104
Research and development expenses	13	12
Provision for depreciation, depletion, and amortization	343	322
Restructuring and other charges, net	40	39
Interest expense	109	62
Other income, net	(129)	(81)
Total costs and expenses	4,930	4,415

Income before income taxes	773	114
Provision for income taxes	204	125

Net income (loss)	569	(11)

Less: Net income attributable to noncontrolling interest	85	106

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$484	$(117)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$2.60	$(0.63)
Average number of shares	186,473,781	185,822,220

Diluted:
Net income (loss)	$2.56	$(0.63)
Average number of shares	189,497,440	185,822,220

Common stock outstanding at the end of the period	186,855,060	185,918,829

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,652	$1,607
Receivables from customers	644	471
Other receivables	100	85
Inventories	1,547	1,398
Fair value of derivative instruments	25	21
Assets held for sale	—	648
Prepaid expenses and other current assets(1)	233	290
Total current assets	4,201	4,520
Properties, plants, and equipment	20,551	20,522
Less: accumulated depreciation, depletion, and amortization	13,575	13,332
Properties, plants, and equipment, net	6,976	7,190
Investments	1,113	1,051
Deferred income taxes	729	655
Fair value of derivative instruments	3	—
Other noncurrent assets	1,416	1,444
Total assets	$14,438	$14,860
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,392	$1,403
Accrued compensation and retirement costs	378	395
Taxes, including income taxes	126	91
Fair value of derivative instruments	236	103
Liabilities held for sale	—	242
Other current liabilities	538	525
Long-term debt due within one year	1	2
Total current liabilities	2,671	2,761
Long-term debt, less amount due within one year	2,216	2,463
Accrued pension benefits	682	1,492
Accrued other postretirement benefits	661	744
Asset retirement obligations	584	625
Environmental remediation	262	293
Fair value of derivative instruments	1,203	742
Noncurrent income taxes	191	209
Other noncurrent liabilities and deferred credits	550	515
Total liabilities	9,020	9,844
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,695	9,663
Accumulated deficit	(241)	(725)
Accumulated other comprehensive loss	(5,687)	(5,629)
Total Alcoa Corporation shareholders’ equity	3,769	3,311
Noncontrolling interest	1,649	1,705
Total equity	5,418	5,016
Total liabilities and equity	$14,438	$14,860
(1)	This line item includes $3 of restricted cash as of both June 30, 2021 and December 31, 2020.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Six Months Ended June 30,
	2021	2020
CASH FROM OPERATIONS
Net income (loss)	$569	$(11)
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	343	322
Deferred income taxes	48	(6)
Equity earnings, net of dividends	(46)	15
Restructuring and other charges, net	40	39
Net gain from investing activities – asset sales	(124)	(176)
Net periodic pension benefit cost	24	67
Stock-based compensation	18	17
Provision for bad debt expense	1	2
Premium paid on early redemption of debt	25	—
Other	28	5
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) Decrease in receivables	(270)	124
(Increase) Decrease in inventories	(184)	184
Decrease in prepaid expenses and other current assets	58	13
Increase (Decrease) in accounts payable, trade	32	(183)
(Decrease) in accrued expenses	(8)	(120)
Increase in taxes, including income taxes	40	7
Pension contributions	(570)	(59)
(Increase) Decrease in noncurrent assets	(46)	19
(Decrease) in noncurrent liabilities	(58)	(61)
CASH (USED FOR) PROVIDED FROM OPERATIONS	(80)	198

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	495	—
Payments on debt (original maturities greater than three months)	(776)	—
Proceeds from the exercise of employee stock options	14	—
Financial contributions for the divestiture of businesses	(13)	(24)
Contributions from noncontrolling interest	—	16
Distributions to noncontrolling interest	(137)	(106)
Other	(4)	(1)
CASH USED FOR FINANCING ACTIVITIES	(421)	(115)

INVESTING ACTIVITIES
Capital expenditures	(154)	(168)
Proceeds from the sale of assets	705	199
Additions to investments	(3)	(3)
CASH PROVIDED FROM INVESTING ACTIVITIES	548	28

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(2)	(26)
Net change in cash and cash equivalents and restricted cash	45	85
Cash and cash equivalents and restricted cash at beginning of year	1,610	883
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,655	$968

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21
Bauxite:
Production(1) (mdmt)	11.6	12.2	12.0	12.2	48.0	11.9	12.2
Third-party shipments (mdmt)	1.4	1.6	1.6	1.9	6.5	1.5	1.1
Intersegment shipments (mdmt)	10.5	10.8	10.5	10.4	42.2	10.5	10.8
Third-party sales	$71	$66	$56	$79	$272	$58	$39
Intersegment sales	$235	$245	$236	$225	$941	$185	$179
Segment Adjusted EBITDA(2)	$120	$131	$124	$120	$495	$59	$41
Depreciation, depletion, and amortization	$34	$30	$33	$38	$135	$57	$32

Alumina:
Production (kmt)	3,298	3,371	3,435	3,371	13,475	3,327	3,388
Third-party shipments (kmt)	2,365	2,415	2,549	2,312	9,641	2,472	2,437
Intersegment shipments (kmt)	1,075	987	1,135	1,046	4,243	1,101	1,054
Average realized third-party price per metric ton of alumina	$299	$250	$274	$268	$273	$308	$282
Third-party sales	$707	$603	$697	$620	$2,627	$760	$688
Intersegment sales	$336	$289	$329	$314	$1,268	$364	$343
Segment Adjusted EBITDA(2)	$193	$88	$119	$97	$497	$227	$124
Depreciation and amortization	$49	$37	$41	$45	$172	$46	$50
Equity loss	$(9)	$(8)	$(4)	$(2)	$(23)	$(5)	$(1)

Aluminum:
Primary aluminum production (kmt)	564	581	559	559	2,263	548	546
Third-party aluminum shipments(3) (kmt)	725	789	767	735	3,016	831	767
Average realized third-party price per metric ton of primary aluminum	$1,988	$1,694	$1,904	$2,094	$1,915	$2,308	$2,753
Third-party sales	$1,598	$1,475	$1,607	$1,685	$6,365	$2,047	$2,102
Intersegment sales	$3	$2	$2	$5	$12	$2	$3
Segment Adjusted EBITDA(2)	$62	$(34)	$116	$181	$325	$283	$460
Depreciation and amortization	$81	$79	$80	$82	$322	$73	$73
Equity income (loss)	$5	$(12)	$(6)	$6	$(7)	$13	$28

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$375	$185	$359	$398	$1,317	$569	$625
Unallocated amounts:
Transformation(4)	(16)	(10)	(11)	(8)	(45)	(11)	(13)
Intersegment eliminations	(8)	30	(35)	5	(8)	(7)	35
Corporate expenses(5)	(27)	(21)	(24)	(30)	(102)	(26)	(28)
Provision for depreciation, depletion, and amortization	(170)	(152)	(161)	(170)	(653)	(182)	(161)
Restructuring and other charges, net	(2)	(37)	(5)	(60)	(104)	(7)	(33)
Interest expense	(30)	(32)	(41)	(43)	(146)	(42)	(67)
Other income (expenses), net	132	(51)	(45)	(44)	(8)	24	105
Other(6)	(35)	(17)	(15)	(11)	(78)	(6)	(2)
Consolidated income (loss) before income taxes	219	(105)	22	37	173	312	461
Provision for income taxes	(80)	(45)	(42)	(20)	(187)	(93)	(111)
Net income attributable to noncontrolling interest	(59)	(47)	(29)	(21)	(156)	(44)	(41)
Consolidated net income (loss) attributable to Alcoa Corporation	$80	$(197)	$(49)	$(4)	$(170)	$175	$309
The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(4)
	Quarter ended			Quarter ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss) attributable to Alcoa Corporation	$309	$175	$(197)	$1.63	$0.93	$(1.06)

Special items:
Restructuring and other charges, net	33	7	37
Other special items(1)	(65)	(30)	15
Discrete tax items and interim tax impacts(2)	—	(2)	142
Tax impact on special items(3)	3	—	(1)
Noncontrolling interest impact(3)	1	—	—
Subtotal	(28)	(25)	193

Net income (loss) attributable to Alcoa Corporation – as adjusted	$281	$150	$(4)	$1.49	$0.79	$(0.02)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)

Other special items include the following:

  for the quarter ended June 30, 2021, gains on asset sales ($96), primarily related to the former Eastalco site sale, a charge for debt redemption expenses ($32), and a net benefit from other special items ($1);
  for the quarter ended March 31, 2021, a gain on the sale of the Warrick Rolling Mill in Evansville, Indiana ($27), a net favorable change in certain mark-to-market energy derivative instruments ($5), and charges for other special items ($2); and, for the quarter ended June 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($17), external costs related to portfolio actions ($1), and a net favorable change in certain mark-to-market energy derivative instruments ($3).

(2)

Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:

  for the quarter ended March 31, 2021, a net benefit for discrete tax items ($2); and, for the quarter ended June 30, 2020, a net charge of interim tax impacts ($142).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. For the quarter ended June 30, 2020, all share equivalents had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2021	March 31, 2021	June 30, 2020

Net income (loss) attributable to Alcoa Corporation	$309	$175	$(197)

Add:
Net income attributable to noncontrolling interest	41	44	47
Provision for income taxes	111	93	45
Other (income) expenses, net	(105)	(24)	51
Interest expense	67	42	32
Restructuring and other charges, net	33	7	37
Provision for depreciation, depletion, and amortization	161	182	152

Adjusted EBITDA	617	519	167

Special items(1)	1	2	18

Adjusted EBITDA, excluding special items	$618	$521	$185

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended June 30, 2021, external costs related to portfolio actions ($1);
  for the quarter ended March 31, 2021, external costs related to portfolio actions ($1) and charges for other special items ($1); and, for the quarter ended June 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($17) and external costs related to portfolio actions ($1).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	June 30, 2021	March 31, 2021	June 30, 2020
Cash (used for) provided from operations(1)	$(86)	$6	$288

Capital expenditures	(79)	(75)	(77)

Free cash flow	$(165)	$(69)	$211

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

Cash (used for) provided from operations for the quarter ended June 30, 2021 includes a $500 cash outflow for unscheduled contributions to certain U.S. defined benefit pension plans. The $500 was funded with the net proceeds of 4.125% senior notes due 2029, together with cash on hand.

Net Debt	June 30, 2021	December 31, 2020
Short-term borrowings	$77	$77
Long-term debt due within one year	1	2
Long-term debt, less amount due within one year	2,216	2,463
Total debt	2,294	2,542

Less: Cash and cash equivalents	1,652	1,607

Net debt	$642	$935

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt

	June 30, 2021			December 31, 2020
	Consolidated	NCI	Alcoa Proportional	Consolidated		NCI	Alcoa Proportional
Short-term borrowings	$77	$31	$46	$77		$31	$46
Long-term debt due within one year	1	—	1	2		—	2
Long-term debt, less amount due within one year	2,216	—	2,216	2,463		—	2,463
Total debt	2,294	31	2,263	2,542		31	2,511

Less: Cash and cash equivalents	1,652	128	1,524	1,607		176	1,431

Net debt	642	(97)	739	935		(145)	1,080

Plus: Net pension / OPEB liability	1,417	46	1,371	2,395	(1)	52	2,343

Adjusted net debt	$2,059	$(51)	$2,110	$3,330		$(93)	$3,423

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension / OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

(1)	Includes OPEB liabilities of approximately $83 million related to the Warrick rolling mill sale. Recorded in Liabilities held for sale at December 31, 2020.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com